Exhibit 99.1

Ramco-Gershenson Properties Trust Announces Closing of Debt Transactions

FARMINGTON HILLS, Mich., Dec. 21, 2017 (GLOBE NEWSWIRE) -- Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) announced today that it closed a $75 million private placement of senior unsecured notes. The notes were issued in three tranches with terms of 5, 10, and 12 years and a weighted average interest rate of 4.46%. Proceeds will be used to pay off without penalty two existing mortgages and for general corporate purposes.

In addition, during the quarter, the Company amended and repriced its $75 million term loan due 2021. The transaction reduced the loan’s interest rate by 35 basis points for the remainder of the term. The transaction was led by Capital One, National Association.

“We are very happy with the execution of these transactions and the ability to expand our investor base and duration,” said Geoff Bedrosian, Chief Financial Officer. “We continue to capitalize on attractive debt pricing, maximize liquidity, and enhance financial flexibly to support our long term growth objectives by remaining an unsecured borrower.”

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:
Ramco-Gershenson Properties Trust (NYSE:RPT) is a premier, national publicly-traded shopping center real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company’s primary business is the ownership and management of regional dominant and urban-oriented, infill shopping centers in key growth markets in the 40 largest metropolitan markets in the United States. At September 30, 2017, the Company owned interests in and managed a portfolio of 60 shopping centers and two joint venture properties. At September 30, 2017, the Company’s consolidated portfolio was 93.0% leased. Ramco-Gershenson is a fully-integrated qualified REIT that is self-administered and self-managed. For additional information about the Company please visit www.rgpt.com or follow Ramco-Gershenson on Twitter @RamcoGershenson and facebook.com/ramcogershenson/.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Senior Vice President of Investor Relations and Public Affairs
31500 Northwestern Highway, Suite 300 Farmington Hills, MI 48334 dhendershot@rgpt.com
(248) 592-6202